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                                                                  EXHIBIT 3.2(a)

      Amendment to the UCAR International Inc. Amended and Restated By-Laws:

                  RESOLVED, that the By-laws be, and they hereby are, amended so that, after the annual meeting of stockholders for 1999: (i) the fourth sentence of Section 8(a) shall be and read as follows: "To be timely, such notice must be delivered or mailed to, and received at, the principal executive office of the Corporation not less than one hundred five (105) days prior to the meeting; provided, however, that if less than one hundred five (105) days' notice or prior public disclosure of the date of such meeting is given to stockholders or made, such notice must be so delivered or mailed, and received, not later than the close of business on the tenth (10th) day following the day on which notice or public disclosure of the date of such meeting is given to stockholders or made (except that this proviso shall not apply if such meeting is an annual meeting which will be held on the date specified in clause (i) of Section 2 of Article I or within thirty (30) days thereafter)"; and (ii) the fourth sentence of Section 8(b) shall be and read as follows: "To be timely, such notice must be delivered or mailed to, and received at, the principal executive office of the Corporation not less than one hundred five (105) days prior to such meeting; provided, however, that if less than one hundred five (105) days' notice or prior public disclosure of the date of such meeting is given to stockholders or made, such notice must be so delivered or mailed, and received, not later than the close of business on the tenth (10th) day following the day on which notice or public disclosure of the date of such meeting is given to stockholders or made (except that this proviso shall not apply if such meeting is an annual meeting which will be held on the date specified in clause (i) of Section 2 of Article I or within thirty (30) days thereafter)"[.]


Dated: December 18, 1998